UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fourth Avenue, Suite 2600
Seattle, WA  98154
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Election of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 10, 2015, the Board of Directors (Board) of the Federal Home Loan Bank of Seattle (Seattle Bank) elected Michael J. Blodnick to serve as the Montana member director on the Board, filling the vacancy to be created by the resignation of Gordon Zimmerman. Mr. Blodnick's election will become effective upon Mr. Zimmerman's resignation from the Board, which is expected at the end of March 2015 as discussed in the Seattle Bank's Form 8-K filed on March 3, 2015.
Mr. Blodnick has served in various capacities at Glacier Bancorp, Inc., a commercial banking services provider in Kalispell, Montana, since 1978 and became its president and chief executive officer in 1998. Mr. Blodnick has been a member of the board of directors of Glacier Bancorp, Inc. since 1993. He is also the co-chaiman of the Kalispell Regional Healthcare Foundation Emergency Services Campaign. Mr. Blodnick's extensive experience in nearly every aspect of the banking industry supports his qualifications to serve as a member director of the Seattle Bank.
On March 10, 2015, the Board also designated Thomas P. Potiowsky to fill the role of vice chair of the Audit and Compliance Committee of the Seattle Bank Board (Audit Committee) upon Mr. Zimmerman's resignation. As discussed in the Seattle Bank's Form 8-K filed on March 3, 2015, David P. Bobbitt, the current vice chair of the Audit Committee, is expected to fill the role of chair of the Audit Committee upon Mr. Zimmerman's resignation.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: March 11, 2015	By: /s/ Michael L. Wilson
President and Chief Executive Officer